Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Bright Mountain Media, Inc. on Form S-1 to be filed on or about April 25, 2019 of our report dated April 12, 2019, on our audit of the consolidated financial statements as of December 31, 2018 and for the year then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
April 25, 2019